                                                      Levin Employment Agreement

                              EMPLOYMENT AGREEMENT

      This Agreement is made and entered into by and among Baker, Fentress & Company ("BKF"), a Delaware corporation, JALC Acquisition Corp. ("Merger Subsidiary"), a Delaware corporation, for itself and as the Surviving Corporation (as hereinafter defined), and John A. Levin ("Levin") effective as of the Effective Date, as defined in Section 2 herein. BKF and Merger Subsidiary are each referred to herein as a "Company" and collectively as the "Companies."

      WHEREAS, on the Effective Date and pursuant to an Amended and Restated Agreement and Plan of Merger by and among BKF, Merger Subsidiary, John A. Levin & Co., Inc. ("LEVCO") and all of the holders of the outstanding capital stock of LEVCO (the "Merger Agreement"), LEVCO will be merged with and into Merger Subsidiary with Merger Subsidiary as the surviving corporation (the "Surviving Corporation"), and all of the outstanding shares of common stock of LEVCO will be converted into shares of common stock of BKF;

      WHEREAS, on the Effective Date, the Surviving Corporation shall succeed to all of the rights and obligations of Merger Subsidiary as set forth hereunder;

      WHEREAS, Levin currently serves as the President of LEVCO and is a shareholder of LEVCO;

      WHEREAS, subject to the terms and conditions set forth in this Agreement, the Companies wish to employ Levin and Levin wishes to accept such employment; and

      NOW, THEREFORE, in consideration of the foregoing premises, the value to be received by Levin under the Merger Agreement, the employment of Levin by the Companies, the access to the Companies' customer base and Confidential Information (as hereinafter defined) and the mutual promises, terms, provisions and conditions set forth in this Agreement, the parties hereby agree:

      1. Employment. Subject to the terms and conditions set forth in this Agreement, the Companies hereby offer and Levin hereby accepts the employment.

      2. Term. Subject to earlier termination as provided below, Levin shall be employed by the Companies hereunder for the period (the "Term") commencing on the Effective Date and ending on the fifth anniversary of the Effective Date. "Effective Date" as used herein is to be the same date as the Closing Date set forth in the Merger Agreement.

      3. Capacity; Performance.

      a. During the Term, Levin shall serve as the Chief Executive Officer and President of BKF and as the President of Merger Subsidiary and shall have such responsibilities, duties and authority as are generally associated with the positions of Chief Executive Officer and President (including, without limitation, the authority to hire, discharge and fix the terms and conditions of

                                                      Levin Employment Agreement

employment of all employees of the Companies and any of their respective subsidiaries, subject, only in the case of officers, to the approval of the Board of Directors of BKF (the "Board") (or any committee thereof, to the extent provided under the Companies' respective by-laws) and as may be assigned from time to time to Levin by the Board that are consistent with such responsibilities, duties and authority and Levin's positions as Chief Executive Officer and President. During the Term. Levin will, consistent with the provisions of the foregoing sentence, also serve in such offices or positions with subsidiaries of Merger Subsidiary as the Board may from time to time determine, to the extent consistent with the responsibilities, duties and authority of Levin's position as Chief Executive Officer and President of BKF. Levin shall be based and shall perform his duties primarily at the principal executive offices of Merger Subsidiary in the City of New York, except for reasonable travel as the performance of his duties hereunder may require.

      b. During the Term, Levin shall report directly to the Board.

      c. During the Term, Levin shall devote his full business time and best efforts, business judgment, skill and knowledge exclusively to the advancement of the business and interests of the Companies and their affiliates and to the discharge of his duties and responsibilities. Notwithstanding anything herein to the contrary, nothing in this Agreement shall preclude Levin from (i) serving as a director or member of a committee of any of the entities listed on Schedule 3(c) hereto, or of any non-profit organization (and, upon the prior written consent of BKF, which consent shall not be unreasonably withheld, and in accordance with the Codes of Ethics (as hereinafter defined), any for-profit organization) not involving a conflict of interest with the Companies, (ii) engaging in charitable and community activities and (iii) managing his own investments and assets and those of any Family Members (as hereinafter defined) (collectively, the "Family Assets"); provided that such activities are conducted in accordance with each Company's respective code of ethics as adopted under the Investment Company Act of 1940, as amended (the "1940 Act") and/or the Investment Advisers Act of 1940 (the "Advisers Act") (collectively, the "Codes of Ethics"). For purposes of this Agreement, "Family Members" means (i) descendants or spouses of descendants of a great-grandfather of Levin or his spouse (any such person being hereinafter referred to as a "Relative"), (ii) trusts primarily for the benefit of Levin and/or any one or more Relatives of Levin or (iii) partnerships, corporations or other forms or businesses or investment entities or associations (any of the foregoing, an "Enterprise") controlled by one or more of the persons or trusts described in clause (i) or
(ii) above, or with any other Enterprise so controlled.

      d. The Companies shall furnish Levin with office space, secretarial, communication, and services as shall be appropriate for Levin's position and reasonably necessary for the performance of his duties under this Agreement.

      e. The Companies agree to use reasonable efforts to cause Levin to be elected and continued in office throughout the Term as a member of the Board of Directors of each of the Companies and shall include him in the management slate for election as a director of each of the Companies at every stockholders' meeting of the Companies at which directors are elected, and

                                                      Levin Employment Agreement

at every meeting of the Board of Directors of the Companies at which his term as a director would otherwise expire.

      4. Compensation and Benefits. As compensation for all services performed by Levin under and during the Term:

      a. Base Salaries During the Term, BKF shall pay Levin an initial base salary of $50,000 per year and Merger Subsidiary shall pay Levin an initial base salary of $775,000 per year. Such base salary to be paid by Merger Subsidiary shall be, effective January 1, 1997 and on each anniversary of such date thereafter during the Term, increased to reflect increases in the Urban Consumer Price Index of the New York Metropolitan area as of the close of the preceding year and may be increased from time to time by the Board or a committee thereof, in its sole discretion. Such base salaries, as in effect at any given time, are collectively referred to in this Agreement as the "Base Salaries" and shall be payable in regular installments in accordance with the general payroll practices of each of the Companies, as may be amended from time to time, for their respective employees.

      b. Bonus Payments.

      (i) The Companies agree to use their reasonable best efforts to obtain from the Securities and Exchange Commission an order in SEC Proceeding No. 812-9528 (the "Order") exempting Merger Subsidiary from Section 17(d) of the 1940 Act and Rule 17d-1 thereunder to permit Merger Subsidiary to adopt a performance-based compensation plan in a form mutually acceptable to BKF and Levin providing for the payment of non-discretionary cash bonuses to certain officers and employees of Merger Subsidiary, including Levin, and intended to qualify under Section 162(m)(4)(c) of the Internal Revenue Code of 1986, as amended (the "Code") (the "Compensation Plan") and to cause the Compensation Plan to be adopted by Merger Subsidiary, and BKF agrees to use its reasonable best efforts to cause the Compensation Plan to be approved by the stockholders of BKF. If, prior to Closing (as defined in the Merger Agreement), the Order is obtained and the Compensation Plan is adopted by Merger Subsidiary and approved by the stockholders of BKF, then, with respect to each full or partial calendar year within the Term, Levin shall be eligible to receive an annual bonus payment from Merger Subsidiary pursuant to the Compensation Plan (the "Compensation Plan Bonus") in an amount determined in accordance with the terms of the Compensation Plan. If the Order is not received or if the Compensation Plan is submitted to the stockholders of BKF and is not approved by such stockholders, then neither BKF nor Merger Subsidiary shall have any further obligation under this subparagraph (i).

      (ii) If, prior to Closing, the Order is not received, or the Compensation Plan is not adopted by Merger Subsidiary or is not approved by the stockholders of BKF, then:


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

                                                      Levin Employment Agreement

(x) Levin shall be eligible to receive an annual discretionary bonus payment from Merger Subsidiary ("Discretionary Bonus") in an amount to be determined by the Compensation Committee of the Board, in light of Levin's positions, responsibilities and entire compensation packages; and

(y) compensation amounts payable to Levin by Merger Subsidiary, including Base Salary and Discretionary Bonus, if any, awarded to Levin, for any calendar year of the Term, which, in combination with all compensation payable to Levin by Merger Subsidiary and BKF for such calendar year of the Term, are in excess of $1,000,000 (one million dollars) (hereinafter, the "Excess Compensation") shall automatically be contributed to a deferred compensation plan (the "Deferred Compensation Plan"). The Deferred Compensation Plan shall be a nonqualified deferred compensation plan and a "Rabbi Trust" administered by an independent trustee shall be established to hold the Excess Compensation amounts contributed to the Deferred Compensation Plan. Levin shall be entitled to payment of amounts contributed to the Deferred Compensation Plan (together with the credited interest therein) on the earlier of Levin's termination of employment with the Companies for any reason or December 31, 2001. Any amounts held under the Deferred Compensation Plan shall be credited with interest at the Prime Rate set by the Federal Reserve Bank of New York, adjusted annually on the anniversary of the commencement of Levin's employment by Merger Subsidiary. If the payment of amounts under the Deferred Compensation Plan becomes due in connection with a termination of Levin's employment with the Companies, such payments shall be made in a lump sum within ten (10) days following the date of such termination of employment. If the payment of such amounts becomes due on December 31, 2001 (other than as a result of Levin's termination of employment), payment of such amounts (together with credited interest through the date of payment) shall be made to Levin on each December 31, commencing with December 31, 2001, in such amounts which, when aggregated with other compensation paid to Levin in such calendar year by the Merger Subsidiary and BKF which is not performance-based compensation (as defined in Section 162(m) of the Code) does not exceed $1,000,000. Any unpaid amounts in respect of such calendar year will be automatically deferred and similarly paid to Levin on the next succeeding December 31, and paid in fUll in a lump sum no later than the 10th day following Levin's termination of employment with the Companies for any reason.

(z) The Companies will continue to use their reasonable best efforts to obtain from the Securities and Exchange Commission an order exempting Merger Subsidiary from Section 17(d) of the 1940 Act and Rule 17d-1 thereunder to permit Merger Subsidiary to adopt a Compensation Plan and to cause the Compensation Plan to be adopted by Merger Subsidiary, and BKF agrees to use its reasonable best efforts to cause the Compensation Plan to be approved by the stockholders of BKF. If, during the Term, (i) such an order is obtained, (ii) Merger Subsidiary has adopted the Compensation Plan and (iii) the stockholders of BKF have

                                                      Levin Employment Agreement

      approved the Compensation Plan, then, with respect to each full calendar year within the Term and commencing after the occurrence of all of the foregoing events (as set forth in subparagraphs (i)-(iii)), Levin shall be eligible to receive an annual Compensation Plan Bonus.

      c. Benefit Plans. Levin shall participate in all employee benefit plans, programs and arrangements of the Companies now or hereinafter made available to any senior executives of the Companies on a basis no less favorable than is made available to any other such senior executives of the Companies, as such plans, programs and arrangements may be in effect from time to time (including, without limitation, each plan, program or arrangement providing for retirement benefits, supplemental and excess retirement benefits, annual and long-term incentive compensation (if any), stock options (if any), group life insurance, accident and death insurance, medical and dental insurance, sick leave, disability benefits and perquisites). In addition, Levin shall be entitled to at least four
(4) weeks vacation per calendar year and shall receive prompt reimbursement from the Companies for all out-of-pocket expenses incurred by Levin in performing his duties hereunder; provided that Levin submits documentation for the reimbursement of such expenses.

      5. Termination of Employment and Benefits. Notwithstanding the provisions of Section 2, Levin's employment under this Agreement shall terminate prior to the expiration of the Term under the following circumstances:

      a. Death.

            (i) In the event of Levin's death during the Term, Levin's employment under this Agreement shall immediately and automatically terminate, in which event the Companies shall each pay to Levin's designated beneficiary or, if no beneficiary has been designated by him, to his estate, (x) any Base Salaries earned and unpaid as of his death, (y) any Compensation Plan Bonus or Discretionary Bonus (each, a "Bonus") as may previously have been awarded but which remains unpaid, and (z) such additional Compensation Plan Bonus, if any, as may be determined in accordance with the Compensation Plan, if such Compensation Plan is in effect at the time of Levin's death. In the event of death, Levin's designated beneficiary, or, if no beneficiary has been designated by him, his estate, shall be entitled to receive the pro rata portion of either (i) the Compensation Plan Bonus for the year in which Levin's death occurs, as determined under the Compensation Plan or (ii) if no Compensation Plan is in effect, an amount equal to the amount of the highest Discretionary Bonus, if any, paid to Levin during the Term, unless Levin's death occurs during the first year of the Term, in which case the prorated amount of Discretionary Bonus shall be determined at the sole discretion of the Compensation Committee of the Board. The Companies shall otherwise have no further obligation or liability under this Agreement in respect to Levin.

                                                      Levin Employment Agreement

            (ii) In the event of Levin's death or disability during the Term, the Companies agree to use reasonable efforts to cause the person designated by the estate, or legal representative of Levin, if any, (the "Representative") to be elected and continued in such capacity throughout the Designation Period (as hereinafter defined) as a member of the Board and throughout the Designation Period shall use reasonable efforts to include the Representative in the management slate for election as a director of BKF at every stockholders' meeting of BKF at which directors are elected and at every meeting of the Board at which the Representative's term as a director would otherwise expire. For purposes of the foregoing, "Designation Period" shall mean the period between Levin's death or disability and the earliest to occur of (i) the date upon which Levin's estate holds less than 5% of the outstanding shares of BKF common stock, (ii) the date which is three years following his death or disability or (iii) the fifth anniversary of the Effective Date.

      b. Disability.

            i. The Companies may, by action of the Board, terminate Levin's employment under this Agreement upon advance written notice to Levin, in the event that Levin becomes disabled so as to be unable to perform substantially all of his material duties under this Agreement and remains so disabled for a continuous period of six (6) consecutive months (a "Disability"). In addition, the Board may designate another employee to act in Levin's place during any period in which he is disabled.

            ii. Until Levin has suffered a Disability for a period of six (6) consecutive months, Levin shall continue to receive the Base Salaries and shall continue to be eligible for a Bonus for the then-current calendar year and such other benefits as may be provided for under the terms of any applicable benefit plan; provided that the amount of such Base Salaries may be reduced by the aggregate amount of disability benefits, if any, paid to Levin under the Companies' disability income plans.

            iii. Following the Companies' termination of Levin's employment due to Disability, Levin's Base Salaries shall be discontinued under Section 5(b)(ii), except that Levin shall be entitled to receive the pro rata portion of either (i) the Compensation Plan Bonus for the year in which Levin's employment is terminated because of Disability, if a Compensation Plan is in effect at such time, or (ii) if no Compensation Plan is then in effect, an amount equal to the amount of the highest Discretionary Bonus, if any, paid to Levin during the Term, unless Levin's employment is terminated because of Disability during the first year of the Term, in which case the pro rated amount of Discretionary Bonus shall be determined at the sole discretion of the Compensation Committee of the Board. The Companies

                                                      Levin Employment Agreement

                  shall otherwise have no further obligation or liability under this Agreement in respect to Levin.

            iv. Any question as to the existence of the Disability of Levin as to which Levin and the Companies cannot agree shall be determined in writing by a qualified independent physician mutually acceptable to Levin and the Company. If Levin and the Company cannot agree as to a qualified independent physician, each shall appoint such a physician and those two physicians shall select a third who shall make such determination in writing. The determination of whether or not Levin shall have suffered a Disability made in writing to the Companies and Levin shall be final and conclusive for all purposes of this Agreement.

      c. For Cause. The Companies may, by action of a majority of the members of the Board who are not "interested persons" of BKF or Merger Subsidiary, terminate Levin's employment under this Agreement for Cause (as hereinafter defined) at any time upon advance written notice to Levin. For purposes of this Agreement, the term "interested person" shall be construed in accordance with the definition contained in Section 2(a)( 19) of the 1940 Act, as amended, and as modified by the Order. The following shall constitute "Cause" for termination:

            i. Levin's conviction of a felony (which through lapse of time or otherwise is not subject to appeal); or

            ii. Levin's willful, continuing and repeated refusal without proper cause to perform his obligations under this Agreement (other than as a result of Levin's physical or mental incapacity); provided that no termination shall be effective under this clause (ii) unless Levin shall have first received written notice from the Companies describing the basis of such termination for Cause and within 10 days following the delivery of such notice Levin shall have refused to perform or in good faith commence the performance of his obligations under this Agreement.

                  In no event shall the ineffectiveness or incompetence of Levin in the performance of his duties hereunder or a bona fide disagreement over corporate policy be deemed grounds for termination for Cause.

Upon termination of Levin's employment for Cause, the Companies shall have no further obligation or liability to Levin, other than for Base Salaries earned and unpaid at the date of termination and any Bonus as may previously have been awarded to Levin (but which remains unpaid).

      d. Other than for Cause. The Companies may, by action by the Board, terminate Levin's employment under this Agreement other than for Cause upon advance written notice to Levin. In the event of such termination, then until the earlier of (i) the conclusion of a period equal to the remainder of the Term or (ii) the conclusion of a period of three (3) years following the date of termination, the Companies shall continue to pay Levin the Base Salaries at the rate in

                                                      Levin Employment Agreement

effect on the date of termination. For the same period or, if earlier, until Levin is employed with comparable health coverage, the Companies shall also (i) pay Levin an amount equal to the current cost to the Companies of Levin's medical and dental insurance plan coverage at the date of termination under the Companies' plans or (ii) provide for Levin's continued participation in such plans, but in either case subject to any employee contribution applicable to Levin on the date of termination and any subsequent general amendment to the plans. It shall be in the Board's sole discretion to determine whether, for any period, Levin will receive payment in lieu of actual coverage under the Companies' medical and dental insurance plans; provided that the foregoing shall not limit any right Levin may have under any applicable federal or state continuation coverage laws or conversion rights under the medical and dental insurance plan. In addition, Merger Subsidiary shall pay Levin (i) the Compensation Plan Bonus otherwise payable for the year in which such termination of employment occurs had Levin continued to be employed for the entire calendar year or (ii) if no Compensation Plan is then in effect, an amount equal to the amount of the highest Discretionary Bonus paid to Levin during the Term unless such termination occurs during the first year of the Term, in which case the amount of the Discretionary Bonus shall be determined in the sole discretion of the Compensation Committee of the Board. Merger Subsidiary shall have no obligation to pay any Bonus for any time period thereafter. Other than the Base Salaries, Bonus, accrued but unpaid Base Salaries, if any, and the benefits previously described in this Section 5(d), Merger Subsidiary shall pay Levin any Bonus as may previously have been awarded in accordance with Section 4(b) hereto (but which remains unpaid), but the Companies shall otherwise have no further obligation or liability in respect of Levin under this Agreement.

      Notwithstanding any other provision of this Agreement to the contrary, Levin acknowledges and agrees that any and all payments to which he is entitled under this Section 5(d) are conditioned upon and subject to his execution of a general waiver and release, in such form as may be reasonably acceptable to the Companies and Levin, of all claims and issues arising under the Employment Agreement, except for such matters covered by provisions of this Agreement which expressly survive the termination of this Agreement.

      e. By Levin

            i. Levin shall provide the Companies ninety (90) days' advance written notice in the event he terminates his employment other than for Good Reason (as hereinafter defined); provided that the Board may, in its sole discretion, terminate Levin's employment with the Companies prior to the expiration of the ninety (90) day notice period. In such event and upon the expiration of such 90-day period (or such shorter period as the Board may in its sole discretion determine), Levin's employment under this Agreement shall immediately and automatically terminate, and the Companies shall pay him any Base Salary earned and unpaid as of his termination date and Merger Subsidiary shall pay him any Bonus as may previously have been awarded to Levin in accordance Section 4(b) (but which remains unpaid), but the Companies shall otherwise have no further obligation or liability in respect of Levin under this Agreement.

                                                      Levin Employment Agreement

            ii. Levin may terminate his employment hereunder for "Good Reason" if at any time during the Term the Companies shall be in a material breach of their obligations hereunder. The parties acknowledge and agree that a material breach for purposes of this Section 5(e)(ii) shall include, but not be limited to,
                  (x) any material reduction in Levin's duties, authority, status or responsibilities (whether or not accompanied by a change in title) all as set forth in Section 3 above, (y) a reduction in Levin's Base Salaries, or other material reduction of his other compensation, perquisites or benefits (other than as a result, as determined by the Board in its sole discretion, of decreased earnings of either BKF or Merger Subsidiary as compared to their respective most recently completed fiscal years) or (z) any requirement that Levin be based at a location other than the principal executive officers of Merger Subsidiary in the City of New York. No termination for Good Reason shall be permitted unless the Companies shall have first received written notice from Levin describing the basis of such termination for Good Reason and within ten (10) days following the delivery of such notice the Companies shall not have cured or in good faith commenced the cure of the breach specified in such notice.

A termination of Levin's employment for Good Reason pursuant to Section 5(e)(ii) shall be treated for purposes of this Agreement as a termination by the Companies other than for Cause and the provisions of Section 5(d) relating to the payment of compensation and benefits shall apply.

      6. Effect of Termination. The provisions of this Section 6 shall apply upon the expiration of the Term, or upon earlier termination pursuant to Section 5.

      a. Except as specifically provided in this Agreement, any benefits which Levin is entitled to receive under any employee benefit plan of the Companies shall be determined and paid only in accordance with the terms of such plan as then in effect; provided that any further accrual of benefits under any such plan shall terminate pursuant to the terms of such plan based on the date of termination of Levin's employment and without regard to any continuation of Base Salaries or other payments to Levin following such date of termination.

      b. Provisions of this Agreement shall survive any termination if expressly provided in this Agreement or if necessary or desirable to fully accomplish the purposes of such provision; provided that the provisions of Sections 5,7,8,9, 10, 11, 12 and 15 shall in all events survive any termination of Levin' s employment and the expiration of the Term.

      c. In the event of termination of Levin, and upon the request of the Companies, Levin will keep the termination confidential until the Companies have a reasonable period of time to notify clients and others of such termination.

      d. The obligation of the Companies to make any payments to or on behalf of Levin under this Agreement shall terminate in the event of Levin's willful or grossly negligent material breach of his obligations under Sections 8 and 10 if, within ten (10) days following the delivery

                                                      Levin Employment Agreement

of written notice to Levin by the Companies describing such alleged material breach, Levin shall have failed to cease, or in good faith commence to cease, the activities constituting such material breach of such obligations. The obligation of the Companies to make any payment to or on behalf of Levin under this Agreement shall terminate in the event of Levin's willful or grossly negligent material breach of his obligations under Section 7, provided that if such breach is curable such termination of payments shall only be effective if, within ten (10) days following delivery of written notice to Levin by the Companies describing such alleged material breach, Levin shall have failed to cure, or in good faith have commenced to cure, the material breach of such obligations.

      e. Other than as set forth in Section 5(a)(ii) of this Agreement, in the event of termination of Levin, Levin shall immediately tender his or her resignation from the Board of Directors of Merger Subsidiary.

      7. Confidential Information.

      a. Levin acknowledges that the Companies and their affiliates have developed and will continually develop Confidential Information; and that Levin may have learned or may continue to learn of Confidential Information during the course of employment with the Companies. Levin will comply with the reasonable policies and procedures of the Companies and their affiliates, as amended from time to time, for protecting Confidential Information and for so long as such information is not publicly available (other than through the act or omission of Levin), Levin will not disclose to any person (other than his legal representatives, counsel and accountants and except as required by court order or applicable law or for the proper performance of Levin's duties and responsibilities to the Companies or in defense to any claim asserted against Levin by the Company), or use for the benefit or gain of Levin or any entity other than the Companies, any Confidential Information without the prior written consent of specifically authorized representatives of the Companies. Prior to Levin's disclosure of any Confidential Information pursuant to court order, applicable law, or in defense to any claim asserted against him, Levin shall provide reasonable advance notice to the Companies sufficient to enable the Companies to contest the disclosure or provision of such Confidential Information. Levin understands that this restriction shall continue to apply after Levin's employment terminates, regardless of the reason for such termination.

      b. Levin shall protect the integrity of Confidential Information and shall use reasonable efforts to keep confidential all documents, records, tapes and other media of every kind and description relating to the business, present or otherwise, of the Companies or their affiliates and any copies, in whole or in part, thereof (the "Documents") containing Confidential Information. All Documents, whether or not containing Confidential Information and whether or not prepared by Levin (other than Documents containing exclusively Confidential Family Information not otherwise required to be maintained by the Companies under applicable law, including the Advisers Act), shall be the sole and exclusive property of the Companies and their affiliates. Levin shall use reasonable efforts to safeguard all Documents, and all Confidential Information they contain, and shall surrender to BKF at the time his employment terminates all Documents then in Levin's possession or control, other than Documents containing exclusively

                                                      Levin Employment Agreement

Confidential Family Information not otherwise required to be maintained by the Companies under applicable law, including the Advisers Act.

      c. "Confidential Information" means any and all information of the Companies and their affiliates that is not generally known by others with whom they did or do compete or do business, or with whom they plan to compete or do business, other than (i) information which is publicly available (other than through the act or omission of Levin) and (ii) Confidential Family Information. Confidential Information includes without limitation such information relating to (i) the development, research, marketing and financial activities of the Companies and their affiliates, (ii) the Products and Services (as hereinafter defined), (iii) the financial performance and strategic plans of the Companies and their affiliates (other than Family Members), (xv) the identity and special needs of the clients of the Companies and their affiliates and (v) the people and organizations with whom the Companies and their affiliates have had or have business relationships and those relationships. Confidential Information also includes comparable information that the Companies or any of their affiliates have received, belonging to clients or others who do business with the Companies or any of their affiliates (other than Family Members) or any other information that is, or has been, received by the Companies or any of their affiliates with any understanding, express or implied, that it will not be disclosed (other than Confidential Family Information).

      d. "Products and Services" means all products and services offered, planned, researched, developed, tested, sold, licensed, marketed or otherwise provided by the Companies or any of their affiliates during Levin's employment.

      e. The Companies acknowledge that Levin possesses and will continue to obtain and possess Confidential Family Information and that the Companies may have learned or may continue to learn Confidential Family Information during the course of Levin's employment with the Companies. For so long as such information is not publicly available (other than through the act or omission of either of the Companies or their affiliates) the Companies will not disclose to any person or entity (other than their legal representatives, counsel and accountants, and except as required by court order or applicable law including the Advisers Act, or for the proper performance of the duties and responsibilities of the Companies to Levin or in defense to any claim asserted against the Companies by Levin) or use for the benefit or gain of the Companies or any entity other than Levin, any Confidential Family Information without the prior written consent of Levin. Prior to the Companies' disclosure of any Confidential Family Information pursuant to court order, applicable law, or in defense to any claim asserted against it by Levin, the Companies shall provide reasonable advance notice to Levin sufficient to enable Levin to contest the disclosure or provision of such Confidential Information. The Companies understand that this restriction shall continue to apply after Levin's employment terminates, regardless of the reason for such termination.

      f. The Companies shall protect the integrity of the Confidential Family Information and shall use reasonable efforts to keep confidential all documents. records, tapes and other media of every kind and description relating to the business and investments, present or otherwise, of Family Members and any Documents containing Confidential Family Information.

                                                      Levin Employment Agreement

Except with respect to Documents that are required to be maintained by the Companies under applicable law, including the Advisers Act, all Documents containing exclusively Confidential Family Information shall be the sole and exclusive property of Levin. The Companies shall safeguard all such Documents and all Confidential Family Information and shall surrender to Levin at the time his employment terminates all such Documents then in the possession or control of the Companies or their affiliates, other than Documents that are required to be maintained by the Companies or their affiliates under applicable law, including the Advisers Act.

      g. "Confidential Family Information" means any personal information relating to Levin or any Family Members and any information regarding the management of the Family Assets that is distinctly unique to the Family Assets, and any other information received by any of the Companies from Levin regarding any Family Member, except for such information that is publicly available other than through the act or omission of any of the Companies or their affiliates.

      8. Restricted Activities. Levin agrees that some restrictions on his activities during and after the termination of employment are necessary to protect the goodwill, Confidential Information, client relationships and other legitimate interests of the Companies and their affiliates:

      a. While Levin is employed by the Companies and during a period (i) five
(5) years following the Effective Date, in the event Levin's employment is terminated by the Companies for Cause or is voluntarily terminated by Levin without Good Reason or (ii) two (2) years following the date of termination of Levin's employment by the Companies for reasons other than for Cause or by Levin for Good Reason (provided that such period shall not extend longer than five (5) years following the Effective Date) (such period, as applicable, hereinafter referred to as the "Non-Competition Period"), Levin shall not, directly or indirectly, whether as owner, partner, principal, investor, consultant, agent, employee, co-venturer or otherwise, compete with the Companies or any of their affiliates within the United States in the money management business ("Competitive Endeavors") or undertake any planning for any business which would constitute a Competitive Endeavor; provided, however, that in no event shall the management of Family Assets constitute a Competitive Endeavor and provided, further, that nothing herein shall prohibit Levin from becoming an employee, director or consultant of any entity which may, directly or through its affiliates, engage in the money management business, so long as Levin's responsibilities do not include participation, solicitation, consultation, marketing, recommendation or advice with respect to such money management business and Levin does not, directly or indirectly, participate, solicit, consult, market, recommend or advise or make referrals with respect to such money management business. Other than as set forth above, restricted activity includes without limitation accepting employment or a consulting position with any person who is, or at any time prior to termination of Levin's employment has been, a client of the Companies or any of their affiliates. For the purposes of this Section, the business of the Companies and their affiliates shall include all Products and Services offered by the Companies or any of their affiliates or under development and Levin's undertaking shall encompass all products and services that may be used in substitution for Products and Services.

                                                      Levin Employment Agreement

      b. Levin agrees that, during his employment with the Companies, he will not, without the prior written approval of the Board, undertake any outside activity, whether or not competitive with the business of the Companies or their affiliates, that could reasonably give rise to a conflict of interest or otherwise interfere with his duties and obligations to the Companies or any of their affiliates. Notwithstanding the foregoing, Levin may (i) continue to serve as a director or member of a committee of any of the entities listed in Schedule 3(c) hereto in accordance with the Codes of Ethics, (ii) to the extent such activities are not competitive with the business of the Companies or their affiliates, engage in charitable, civic or other community activities without compensation to him and (iii) render without compensation investment advisory and trust services with respect to the Family Assets and to one or more Family Members.

      c. Levin agrees that, during the Non-Competition Period, he will not hire or attempt to hire any employee of the Companies or any of their affiliates, assist in such hiring by any person or encourage any such employee to terminate his or her relationship with the Companies or any of their affiliates.

      d. Levin further agrees that, during the Non-Competition Period, he will not, directly or indirectly, solicit or encourage any clients or others who do business with the Companies or any of their affiliates to terminate or diminish their relationship with any of them or to violate any agreement with any of them, and while Levin is employed by the Companies and during the period ending five (5) years following the Effective Date in the event Levin's employment is terminated by the Companies for Cause or is voluntarily terminated by Levin without Good Reason, Levin will not conduct, either directly or indirectly, with any person any business or activity that such client or other person conducts or could conduct with the Companies or any of their affiliates.

      e. Levin agrees that he will (i) comply with the Codes of Ethics and (ii) notify the Board of all directorships or memberships on a board of directors or board of trustees held by him, regardless of whether (y) such office was held prior to the date hereof or (z) such office would require prior written consent of the Board. Levin further agrees that, during his employment with the Companies, he will not become, without the prior written approval of the Board, a member of the board of directors or board of trustees of any public company or of any company that could reasonably be expected to become an appropriate investment for any client of the Companies in an account managed by the Companies.

      f. The parties intend that the non-competition, non-solicitation and non-servicing provisions of this Section 8 shall be deemed to be a series of separate covenants, one for each and every county of each and every state of the United States of America and each and every political subdivision of each and every country outside the United States of America where this provision is intended to be effective.

      9. Cooperation With Regard to Litigation. Levin agrees to cooperate with the Companies during the Term and thereafter (including following Levin's termination of employment for any reason), by making himself reasonably available to testify on behalf of a

                                                      Levin Employment Agreement

Company or any of its affiliates, in any action, suit, or proceeding, whether civil, criminal, administrative, or investigative, relating to events which occurred either during Levin's employment with the Companies and/or during Levin's prior employment with LEVCO and any of its related entities, and to assist a Company, or any of its affiliates, in any such action, suit, or proceeding, by providing information and meeting and consulting with the Board or its representatives or counsel, or representatives or counsel to the Companies or any of their affiliates, as reasonably requested by the Board or such representatives or counsel. Either Company, as the case may be, agrees to reimburse Levin, on an after-tax basis, for expenses reasonably incurred in connection with such provision of testimony or assistance.

      10. Notification Requirement. Until the conclusion of the Non-Competition Period, Levin shall give notice to the Companies of any change in his address and of each new job or other business activity that he plans to undertake, at least seven (7) days prior to beginning any such activity. Such notice shall state the nature of the activity, the name and address of the person for whom such job or activity is undertaken and the nature of Levin's business relationship(s) and position(s) with such person. Levin shall provide the Companies with such other pertinent information concerning such business activity as the Companies may reasonably request in order to determine Levin's continued compliance with his obligations under Sections 7,8,9 and 10.

      11. Enforcement of Covenants.

      (i) Levin acknowledges that he has carefully read and considered all the terms and conditions of this Agreement, including the conditions and restraints imposed upon him pursuant to Sections 7, 8, 9 and 10. Levin agrees that said conditions and restraints are necessary for the reasonable and proper protection of the Companies and their affiliates and that each and every one of the conditions and restraints is reasonable in respect to subject matter, length of time and geographic area, in view of the receipt of consideration pursuant to the Merger Agreement, in the transactions contemplated above, the geographic scope and nature of the business in which the Companies are and will continue to be engaged, his knowledge of the Companies' business, and his relationships with the Companies' investment advisory and trust clients. Levin further acknowledges that, were he to breach any of the covenants contained in Sections 7, 8, 9 or 10, the damage to the Companies would be irreparable. Levin therefore agrees that the Companies, in addition to any other remedies available to them, shall be entitled to temporary preliminary and permanent injunctive relief against any breach or threatened breach by him of any of said covenants, without having to post bond, in a court of competent jurisdiction. The parties further agree that, in the event that any provision of Sections 7, 8, 9 or 10 shall be determined by any court of competent jurisdiction to be unenforceable by reason of its being extended over too great a time, too large a geographic area or too great a range of activities, such provision shall be deemed to be modified to permit its enforcement to the maximum extent permitted by law. The non-prevailing party in any action brought pursuant to this Section 11(i) shall indemnify and hold harmless the prevailing party from and against all reasonable legal fees and expenses paid or incurred by them in connection with such action.

                                                      Levin Employment Agreement

      (ii) The Companies acknowledge that they have carefully read and considered all the terms and conditions of this Agreement, including the conditions and restraint imposed upon them in Section 7(e), above. The Companies further acknowledge that were they to breach the confidentiality provision set forth in Section 7(e) above, the damage to Levin would be irreparable. The Companies therefore agree that Levin, in addition to any other remedies available to him, shall be entitled to preliminary and permanent injunctive relief against any breach or threatened breach of Section 7(e), without having to post bond, in a court of competent jurisdiction. The non-prevailing party in any action brought pursuant to this Section 11(ii) shall indemnify and hold harmless the prevailing party from and against all reasonable legal fees and expenses paid or incurred by them in connection with such action.

      12. Arbitration. Other than an action brought under Section 11, which may be brought directly in any court of competent jurisdiction, any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in New York, New York in accordance with the rules of the American Arbitration Association before a board of three (3) disinterested persons, consisting of one arbitrator to be appointed by the Companies, one by Levin, and one by the arbitrators so chosen. Judgment may be entered on the arbitrators' award in any court having jurisdiction. For purposes of entering any judgment upon an award rendered by the arbitrators, the Companies hereby consent to the jurisdiction of any or all of the following courts: (i) the United States District Court for the Southern District of New York, (ii) any of the courts of the State of New York, or (iii) any other court having jurisdiction. The Companies further agree that any service of process or notice requirements in any such proceeding shall be satisfied if the rules of such court relating thereto have been substantially satisfied. The Companies and Levin hereby waive, to the fullest extent permitted by applicable law, any objection which they may now or hereafter have to such jurisdiction and any defense of inconvenient forum. The Companies and Levin hereby agree that a judgment upon an arbitrator's award may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. To the extent Levin substantially prevails in any arbitration pursuant to this Section 12, the Companies shall indemnify and hold harmless Levin from and against all reasonable legal fees and expenses paid or incurred by him in connection with such arbitration. Notwithstanding any other provision of this Agreement, any payment to Levin under this Agreement shall be postponed during the pendency of any dispute or controversy arising under or in connection with this Agreement.

      13. Withholding. All payments made by the Companies under this Agreement shall be reduced by any tax or other amounts required to be withheld by the Companies under applicable law.

      14. Assignment. Neither of the Companies nor Levin may make any assignment of this Agreement, or any interest in it, by operation of law or otherwise, without the prior written consent of the other; provided, however, that a Company may assign its rights and obligations under this Agreement without the consent of Levin in the event that such Company shall effect a reorganization, consolidate with, or merge into any other entity or transfer all or substantially all of its properties or assets to any other entity; provided, further, that in the event of such reorganization, consolidation or merger, the Company shall require any successor (whether direct

                                                      Levin Employment Agreement

or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. This Agreement shall inure to the benefit of and be binding upon the Companies, their respective successors, and permitted assigns. This Agreement shall also inure to the benefit of and be binding upon Levin, his executors, administrators and heirs.

      15. Indemnification The Companies will indemnify Levin to the fullest extent permitted by the General Corporation Law of the State of Delaware or as otherwise set forth in their respective certificates of incorporation and by-laws as of the date hereof, and in accordance with applicable law, including the 1940 Act. During the Term, the Companies will maintain customary officers and directors insurance substantially similar to such insurance as is currently in effect with respect to the senior executives and directors of BKF.

      16. Mitigation. Levin shall have no duty to mitigate the amount of any payment or benefit provided hereunder by seeking alternative employment following his termination of employment with the Companies. To the extent that Levin obtains or undertakes other employment, Levin shall be obligated to mitigate the amount of any payment or benefit provided for in this Agreement to the extent of any payment or benefit received from such other employment, and the amounts contained herein shall be correspondingly reduced.

      17. Severability. If any portion or provision of this Agreement shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

      18. Waiver. No waiver of any provision of this Agreement shall be effective unless made in writing and signed by the waiving party. The failure of either party to require the performance of any term or obligation of this Agreement, or the waiver by either party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

      19. Notices. Any and all notices, requests, demands and other communications provided for or required by this Agreement shall be in writing and shall be effective when delivered in person or deposited in the United States mail, postage prepaid, registered or certified, and addressed to Levin at his last known address on the books of BKF, in the case of BKF, at its principal place of business, Attention: Chairman of the Board, or in the case of Merger Subsidiary, at its principal place of business, Attention: John A. Levin or to such other address as Levin or the Companies may specify by notice to the others.

      20. Entire Agreement. This agreement constitutes the entire agreement between the parties and supersedes all prior communications, agreements and understandings, written or oral, with respect to the terms and conditions of Levin's employment, other than the Merger Agreement.

      21. Amendment. This Agreement may be amended or modified only by a written instrument signed by Levin and by an authorized representative of each of the Companies, it being understood that any such action on behalf of the Companies may be taken only with the prior approval of the Board.

      22. Headings. The headings and captions in this Agreement are for convenience only and in no way define or describe the scope or content of any provision of this Agreement.

      23. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one and the same instrument.

      24. Governing Laws. This is a New York contract and shall be construed and enforced under and be governed in all respects by the substantive laws of The State of New York, without regard to the conflict of laws principles thereof.

      IN WITNESS WHEREOF, this Agreement has been executed as a sealed instrument as of the date first above written.

JOHN A.LEVIN                             BAKER, FENTRESS & COMPANY


/s/ John A. Levin
-------------------------------          By:__________________________
John A. Levin
                                      Title:__________________________


                                            JALC ACQUISITION CORP.

                                         By:__________________________
                                      Title:__________________________

                                                      Levin Employment Agreement

      21. Amendment. This Agreement may be amended or modified only by a written instrument signed by Levin and by an authorized representative of each of the Companies, it being understood that any such action on behalf of the Companies may be taken only with the prior approval of the Board.

      22. Headings. The headings and captions in this Agreement are for convenience only and in no way define or describe the scope or content of any provision of this Agreement.

      23. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one and the same instrument.

      24. Governing Laws. This is a New York contract and shall be construed and enforced under and be governed in all respects by the substantive laws of The State of New York, without regard to the conflict of laws principles thereof.

      IN WITNESS WHEREOF, this Agreement has been executed as a sealed instrument as of the date first above written.

JOHN A. LEVIN                               BAKER, FENTRESS & COMPANY

/s/ John A. Levin                           By: /s/ James P. Gorter
----------------------------                   ------------------------------
John A. Levin
                                         Title: CHAIRMAN
                                               ------------------------------

                                           JALC ACQUISITION CORP.

                                           By: /s/ James P. Gorter
                                              ------------------------------

                                          Title: CHAIRMAN
                                              ------------------------------

                               Schedule 3(c)
                               -------------

1.    Morgan Stanley Africa Investment Fund, Inc.

2.    Morgan Stanley Asia - Pacific Fund, Inc.

3.    Morgan Stanley Emerging Markets Fund, Inc.

4.    Morgan Stanley Emerging Markets Debt Fund, Inc.

5.    Morgan Stanley Global Opportunity Bond Fund, Inc.

6.    The Brazilian Investment Fund, Inc.

7.    The Latin American Discovery Fund, Inc.

8.    The Morgan Stanley High Yield Fund, Inc.

9.    The Morgan Stanley India Investment Fund, Inc.

10.   The Malaysia Fund, Inc.

11.   The Pakistan Investment Fund, Inc.

12.   The Thai Fund, Inc.

13.   The Turkish Investment Fund, Inc.

14.   Lincoln Center for the Performing Arts, Inc.

15.   The National Institute for the Deaf

16.   The Whitney Museum of American Folk Art

17.   Mt. Sinai Medical Center

18.   Yale University